Exhibit 10.7

PYTHAGORAS GROUP, INC.
7322 Southwest Frwy Ste. 1100
HOUSTON, TX. 77074
(713) 532-5649 (0)
1(801) 740-3228 (F)

INVESTMENT BANKING & BUSINESS CONSULTANT FUNDING FEE AGREEMENT

Principal Name: Marcellous McZeal
Entity Name: Tensas, Inc to be successor PGI Energy, Inc (Delaware Corp), Client
Business Address: 7322 Southwest Frwy Ste. Houston, TX. 77074

Funding Requirement: $150 Mil. — unlimted as needed.
Use of Funds: Business Plan development, acquisition of oil & gas assets.

Funding Requested: IE Bridge Loan Equity Preferred Convertible Debt
Debt/Mezzanine (Check All Acceptable terms)

The above identified entity (hereinafter "Client"), hereby enters into this Investment Banking & Business Consultant Funding Agreement (the "Agreement"), and agrees to employ and authorize PYTHAGORAS GROUP, INC., ("PYTHAGORAS GROUP, INC ") and Robert Gandy, as authorized representative of PYTHAGORAS GROUP, INC , to gather personal and business information and to act as a business consultant on behalf of Client and represent Client in obtaining the above desired financing.

Client hereby agrees to pay the refundable retainer fee in the amount of $   N/A   for due diligence, documentation preparation, travel and other related duties in connection with Client's request for financing. The retainer fee is refundable in the event that ROBERT GANDY does not obtain a commitment from a lender/investor to fund the project. In the event that a funding offer is made and rejected by the client then the fee is non-refundable. ROBERT GANDY hereby agrees to represent Client in obtaining the financing requested on a best efforts basis. Client authorizes ROBERT GANDY to act on Client's behalf as authorized representative to procure financing through all legal means necessary for Client and to share information gathered with ROBERT GANDY affiliates and/or financing sources_

In addition to the fee set forth above, Client hereby agrees to compensate Robert Gandy Six percentage (6%) points of the funded amount raised or obtained by Robert Gandy on the behalf of Client (the "Fee"). Client herein authorizes the funding closer, lender, private equity partners, hedge funds and other Financier(s) to pay said finder's fee out of the proceeds of the funding amount directly to ROBERT GANDY immediately upon funding and at the closing of the contemplated transaction(s) or directly from client available funds bank account. In obtaining financing for said funding project through lenders, private equity partners, hedge funds and other Financiers, directly or indirectly, it is acknowledged by Client that said parties may have additional and/or other fees associated with the financing arrangements or syndicating the funding contemplated herein and those fees shall be negotiated separately with such Financier as part of the final agreement for funding and shall not in any way affect the finder's fee to be paid to Robert Gandy. Robert Gandy shall be paid the same fee should any future financing take place involving the same lender, investor, private equity partner, hedge fund or joint venture partner introduced by PYTHAGORAS GROUP, INC who provides or facilitates funding or operating capital on future projects within 10 years after this contract became effective. Client shall reimburse Robert Gandy for all out-of-pocket expenses incured or loans made to client and its predecessors in establishing its business operations and funding.

Client hereby agree's to hire Robert Gandy Sr. as Senior Credit Underwriter and his designated agents or successor. The credit underwriter will recommend acquisition targets and funding structures as a contracted employee for client company for a period of 10 years with automatic renewal for a successive 10 year term. The credit underwriter will recommend funding requirements within the defined underwriting guidelines and present to the credit committee for final decision. Pythagoras Group/Robert Gandy will not function as a securities underwriter with respect to our securities. Pythagoras Group/Robert Gandy role as credit underwriter is defined as vetting acquisition opportunities among its resources in the oil and gas industry to identify asset classes that fall within the underwriting guidelines, evaluate those assets through initial review of the asset, good title report, third party engineering report review or appraisal, recommend funding structure or proposed term sheet for funding, issue commitment to fund upon approval by credit committee, order loan documents to be provided from attorney if needed, and closing instructions. Shall schedule closing of acquisitions and arrange funding. Robert Gandy shall be compensated $300,000 annually with a 1 year salary signing bonus due upon execution of this agreement. Robert Gandy herein agrees to defer the signing bonus owed to him until the company has reached capitalization for payment. Robert Gandy shall also receive 2% in cash monthly of the gross profits generated by all assets acquired through recommendation, evaluation or underwriting by Robert Gandy or his assigned designee(s). Client herein agrees to pay all operating expenses of Pythagoras Group, Inc as an affiliate company providing office space, utilities and payroll for staff to work on acquisition underwriting for client company_ All staff payroll and benefits as designated by Robert Gandy shall be submitted to client Chief Executive Officer for approval weekly or monthly or however frequent as necessary to maintain the orderly operation of business. Client company agrees to provide the same life, health, and dental insurance afforded its employees to the staff of Robert Gandy, Pythagoras Group, and or it's successor.

Client agrees to indemnify and hold Robert Gandy and or PYTHAGORAS GROUP, INC harmless from any and all liability, damages, losses, causes of action, or other claims (including attorneys' fees and other defense costs) arising from or asserted in connectionwith any incomplete or inaccurate information provided by Client, or any material information concerning the transaction(s) contemplated herein which Client has failed to disclose or misrepresented. PYTHAGORAS GROUP, INC agrees to indemnify and hold Client harmless from any and all liability, damages, losses, causes of action, or other claims (including attorneys' fess and other defense costs) arising from or asserted in connection with any incomplete or inaccurate or false information provided by PYTHAGORAS GROUP, INC to any prospective financier, unless such incomplete, inaccurate or false information was provided to Robert Gandy and or PYTHAGORAS GROUP, INC by Client.

Client understands and agrees that Robert Gandy and or PYTHAGORAS GROUP, INC do not provide legal, securities advice or tax advice and Client shall seek its own legal counsel and accountants as Client deems necessary. Client understands that Robert Gandy and PYTHAGORAS GROUP, INC is not a registered broker/dealer or investment advisor nor do they hold themselves out to be. Robert Gandy is a licensed broker dealer restricted to finder's activities with the Texas State Securities Board. Client understands that Robert Gandy shall introduce client directly to lenders, private equity partners, hedge funds and other Financiers.

This Agreement expresses the entire agreement of the parties and supersedes any and all previous agreements between the parties with regards to the transaction(s) contemplated herein. This Agreement is fully integrated and there are no other understandings, oral or written, which in any way alter or enlarge the terms hereof, and there are no warranties or representations of any nature whatsoever, express or implied, except as set forth herein. Modification of this Agreement may only be done in writing and executed by the party to be charged.

All parties hereto agree that this is a legal binding contract and is governed by the laws of the State of Texas without regards to conflicts of laws principles, and in the event a dispute arises between the parties herein, the State of Texas shall be the forum state in which this Agreement is litigated. This Agreement is performable in Harris County, Texas.

The individual executing this Agreement has the specific and actual authority to bind the Client

Executed and effective this 31st day of January, 2011

/s/ Marcellous  S. McZeal
(Tensas, Inc to be successor PGI Energy, Inc.)
Marcellous  S. McZeal
(PRINT AUTHORIZED AGENT NAME

/s/ Robert Gandy
Robert Gandy, CEO
PYTHAGORAS GROUP, INC.